Exhibit 99.1

News Release	Contact:
Lara Mahoney
Invacare Corporation
(440) 329-6393
INVACARE CORPORATION ANNOUNCES APPOINTMENT OF DALE C. LAPORTE TO BOARD OF DIRECTORS
     ELYRIA, Ohio — (February 19, 2009) – Invacare Corporation (NYSE: IVC) today announced that Dale C. LaPorte, who recently retired as Senior Vice President — Business Development and General Counsel of Invacare, has been elected to Invacare’s Board of Directors, effective February 12, 2009. Mr. LaPorte’s long history with Invacare and extensive familiarity with the company, including the risk management aspects of Invacare’s business operations, as well as corporate governance matters will allow him to add valuable insight to the Board.
     “Since 1979, as outside counsel and more recently as our Senior Vice President and General Counsel, Dale LaPorte has been a dedicated, long-standing adviser to Invacare,” said A. Malachi Mixon, III, Chairman and Chief Executive Officer. “For years, Invacare’s Board has relied on Dale’s wise counsel, and we are pleased that we will continue to have the benefit of his insight and expertise as a member of the Board.”
     Prior to serving as Senior Vice President and General Counsel of Invacare, Mr. LaPorte was a partner at Calfee, Halter & Griswold LLP from 1974 to 2005 and served as chairman of that firm for five years from 2000 to 2004. Mr. LaPorte is past chairman of the Section of Corporation, Business and Banking Law of the Cleveland Bar Association. He also is very involved in activities in the Greater Cleveland community, including having served as a member of the board of directors of Cleveland Tomorrow and as chairman of the Dean’s Advisory Committee at Case Western Reserve University School of Law.
     Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,100 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.